Exhibit 4.12

AMENDMENT TO THE

UNIVERSAL INSURANCE HOLDINGS, INC.

2009 OMNIBUS INCENTIVE PLAN

The Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan, as amended and restated effective June 8, 2012 (the “Plan”), is hereby amended, effective as of March 21, 2013, as follows:

Section 4.01 of the Plan is amended by adding a new sentence at the end of that Section to read as follows:

Subject to any applicable adjustment in accordance with Section 11.07, effective as of the date of the Company’s 2013 Annual Meeting of Shareholders, the total number of shares authorized to be issued under the Plan (including with respect to Awards of Incentive Stock Options) shall be increased from 7,200,000 to 10,200,000; provided, that such increase is approved by the stockholders of the Company at the 2013 Annual Meeting of Shareholders.

[signature on following page]

EXECUTION

To record the adoption of this Amendment to the Plan, Universal Insurance Holdings, Inc. has authorized the undersigned officer to execute this Amendment as of the 21st day of March, 2013.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Stephen J. Donaghy
Stephen J. Donaghy, Corporate Secretary